UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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FORM SD
Specialized Disclosure Report
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MAXWELL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)
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Delaware	001-15477	95-2390133
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3888 Calle Fortunada San Diego, California	92123
(Address of principal executive offices)	(Zip Code)

Sabrina Randolph
Vice President and Worldwide Controller
(858) 503-3300
(Name and telephone number, including area code, of the person to contact in connection with this report.)

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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in the form applies:

☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2017.

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure
This Form SD of Maxwell Technologies, Inc. (the “Company”) has been prepared and filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Rule”), for the fiscal year ended December 31, 2017. A copy of the Company's Conflict Minerals Report is attached hereto as Exhibit 1.01 and is also available on the Company’s website at www.maxwell.com.

Item 1.02 Exhibit

The Conflict Minerals Report as required by Item 1.01 is filed as Exhibit 1.01 to this Form and is publicly available at www.maxwell.com.

Section 2 - Exhibits

Item 2.01 Exhibits

Exhibit No.	Description
1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

MAXWELL TECHNOLOGIES, INC.

By:	/s/ David Lyle
David Lyle
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

Date: May 31, 2018